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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


To the Partners of
TE Products Pipeline Company, Limited Partnership:

We consent to incorporation by reference herein of our report dated January 16, 1998, except as to Note 7, which is as of January 27, 1998, relating to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of TEPPCO Partners, L.P.

                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP


Houston, Texas
March 30, 1998